     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 22, 2026, with respect to the financial statements and financial highlights of Build America Bonds Income Trust, Series 82 (included in Van Kampen Unit Trusts, Taxable Income Series 337) contained in this Post-Effective Amendment No. 15 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 22, 2026